Exhibit 99.1

flexion

Transformative Medicine...

Where It Matters

Flexion Therapeutics Reports Second-Quarter 2016 Financial Results

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Positive data from completed pivotal Phase 2b and Phase 3 registration trials for Zilretta™, Flexion’s non-opioid lead drug candidate (also known as FX006), presented at Osteoarthritis Research Society International (OARSI) 2016 World Congress; results demonstrated consistent efficacy across both studies with substantial and durable pain relief

-	Following positive guidance from U.S. Food and Drug Administration (FDA), planned new drug application (NDA) submission on track for fourth quarter of 2016
-	Added three new executives in key roles to support planned commercial launch of Zilretta in 2017
-	Raised gross proceeds of $83 million in public offering of common stock
-	Conference call scheduled for today at 4:30 p.m. ET

BURLINGTON, Mass., August 3, 2016 – Flexion Therapeutics, Inc. (Nasdaq:FLXN) today announced financial results for the second quarter ended June 30, 2016.

“With positive clinical data from our pivotal registration trials that were presented at OARSI and the subsequent written indication from the FDA that the safety and efficacy data from the registration program for Zilretta are ‘acceptable to support filing of an NDA submission,’ we moved forward in bolstering our commercial executive team and are now poised to submit an NDA with the FDA in the fourth quarter of this year. Our goal is to make Zilretta available to the many millions of knee osteoarthritis (OA) patients who lack good pain-relief options,” said Michael Clayman, M.D., President and Chief Executive Officer of Flexion.

“We also closed an $83 million public offering of our common stock in the second quarter, which will help fund the planned commercialization of Zilretta and ongoing clinical activities. It’s an extremely exciting time for our company, and we are committed to driving Zilretta forward,” he added.

Second-Quarter Financial Results

The company reported a net loss of $14.2 million for the second quarter of 2016, compared to a net loss of $12.4 million for the second quarter of 2015.

Research and development expenses decreased to $8.9 million in the second quarter of 2016, compared to $9.6 million for the same period in 2015, due to a decrease in the Zilretta program expenses related to the completion of the pivotal Phase 2b and Phase 3 clinical trials.

General and administrative expenses increased to $5.2 million in the second quarter of 2016, as compared to $2.9 million for the same period in 2015, due primarily to increases in salary and related costs associated with increased headcount including stock based compensation expense.

As of June 30, 2016, the company had $163.3 million in cash, cash equivalents, and marketable securities compared to $118.6 million as of December 31, 2015.

Second Quarter Highlights and Recent News:

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Presented Phase 2b and Phase 3 clinical trial results for Zilretta at the Osteoarthritis Research Society International (OARSI) 2016 World Congress. Zilretta, an investigational non-opioid/non-NSAID analgesic, met the primary endpoint in the Phase 3 trial and demonstrated highly significant (p<0.0001), durable and clinically meaningful pain relief against placebo at week 12; also achieved statistical significance on OA specific outcomes including WOMAC® A (pain), WOMAC B (stiffness) and WOMAC C (function), and the KOOS quality of life subscale scores at each time point through week 12 against both placebo and current injectable corticosteroid standard of care (triamcinolone acetonide, or TCA).

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Received written responses from the FDA to questions the company had submitted in advance of a pre-NDA meeting regarding Zilretta. The FDA clearly indicated in its responses that the safety and efficacy data from the registration program for Zilretta are “acceptable to support filing of an NDA submission.”

•	Hired Mark Fraga, Scott Kelley, M.D., and Dan Thornton as new executives in key Marketing, Medical Affairs and Market Access roles in preparation for anticipated commercial launch of Zilretta in 2017.
•	Began enrollment in a clinical trial to assess the effects of Zilretta on blood glucose levels in approximately 36 adults with OA of the knee who also have Type 2 (adult) diabetes.

•	Raised $83 million in a public offering of common stock.
•	Drew down the remaining $15 million under the non-dilutive, syndicated senior secured term loan facility with MidCap Financial and Silicon Valley Bank.

About Zilretta

Zilretta is being investigated as the first intra-articular sustained-release, non-opioid treatment for patients with moderate to severe knee OA pain. Zilretta employs proprietary microsphere technology combining TCA — a commonly administered, short-acting corticosteroid — with a polymer (PLGA) intended to provide persistent concentrations of drug locally to both amplify the magnitude and prolong the duration of pain relief.

To date, more than 600 patients have been treated with Zilretta in clinical trials. No drug-related serious adverse events have been observed in these trials and adverse events have typically been localized, mild and comparable to those observed with immediate-release TCA and placebo. The data from these trials are consistent with Zilretta providing meaningful and durable pain relief.

About Flexion Therapeutics

Flexion is a specialty pharmaceutical company focused on the development and commercialization of novel, local therapies for the treatment of patients with musculoskeletal conditions, beginning with OA. The company's lead product candidate, Zilretta, is being investigated for its potential to provide improved analgesic therapy for the millions of U.S. patients who receive IA injections for knee OA annually.

Conference Call

At 4:30 p.m. ET today, Flexion’s management will host a conference call and webcast to review the second quarter financial results and provide a general business update. The dial-in number for the conference call is (855) 770-0022 for domestic participants and (908) 982-4677 for international participants, with Conference ID# 55311625. The live webcast of the conference call can also be accessed through the “Investors” tab on the Flexion Therapeutics website at www.flexiontherapeutics.com. A webcast replay will be available online after the call.

Forward-Looking Statements

Statements in this press release regarding matters that are not historical facts, including, but not limited to, statements relating to the future of Flexion; our ongoing development of Zilretta; our interpretation of the data and results from our Zilretta clinical trials; our plans for, and the expected timing of, our Zilretta NDA submission with the FDA; our plans to commercialize Zilretta, including the expected timing for commercial launch and Zilretta’s market potential; and the potential therapeutic and other benefits of Zilretta, are forward-looking statements. These forward-looking statements are based on management's expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, without limitation, risks associated with the process of discovering, developing, manufacturing and obtaining regulatory approval for drugs that are safe and effective for use as human therapeutics; the fact that results of past clinical trials may not be predictive of subsequent trials; our reliance on third parties to manufacture and conduct clinical trials of Zilretta, which could delay or limit its future development or regulatory approval; our ability to meet anticipated clinical trial commencement, enrollment and completion dates and regulatory filing dates for Zilretta; the fact that we will require additional capital, including prior to commercializing Zilretta or any other product candidates, and may be unable to obtain such additional capital in sufficient amounts or on terms acceptable to us; the risk that we may not be able to maintain and enforce our intellectual property, including intellectual property related to Zilretta; competition from alternative therapies; regulatory developments and safety issues, including difficulties or delays in obtaining regulatory approvals to market Zilretta; the risk that the FDA and foreign regulatory authorities may not agree with our interpretation of the data from our clinical trials of Zilretta and may require us to conduct additional clinical trials; Zilretta may not receive regulatory approval or be successfully commercialized, including as a result of the FDA’s or other regulatory authorities’ decisions regarding labeling and other matters that could affect its availability or commercial potential; risks related to key employees, markets, economic conditions, health care reform, prices and reimbursement rates; and other risks and uncertainties described in our filings with the Securities and Exchange Commission (SEC), including under the heading "Risk Factors" in our most recent Annual Report on Form 10-K and subsequent filings with the SEC. The forward-looking statements in this press release speak only as of the date of this press release, and we undertake no obligation to update or revise any of the statements. We caution investors not to place considerable reliance on the forward-looking statements contained in this press release.

FLEXION THERAPEUTICS

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands, except for per share information)

	Three Months Ended June 30,
	2016	2015
Revenue	$ -	$ -

Operating expenses:
Research and development	8,905	9,640
General and administrative	5,215	2,904
Total expenses	14,120	12,544
Loss from operations	(14,120)	(12,544)
Interest income (expense), net	93	440
Other income (expense)	(158)	(332)
Loss from operations before income tax	(14,185)	(12,436)
Net loss	(14,185)	(12,436)
Basic and diluted net loss per share	$(0.63)	$(0.58)
Basic and diluted weighted
average number of common shares outstanding	22,666	21,475

FLEXION THERAPEUTICS

SELECTED BALANCE SHEET DATA

(in thousands)

	June 30,	December 31,
	2016	2015

Cash and cash equivalents	$ 119,010	$ 62,944
Marketable securities	44,251	55,660
Total current assets	164,542	112,103
Working capital	156,343	104,044
Total assets	175,998	127,139
Total notes payable	15,154	15,002
Total stockholders' equity (deficit)	154,026	103,987

Investor Contact

David Carey
Lazar Partners LTD
T: 212-867-1768

dcarey@lazarpartners.com

Corporate Contact

Fred Driscoll

Chief Financial Officer

Flexion Therapeutics, Inc.

T: 781-305-7763

fdriscoll@flexiontherapeutics.com